BIERWOLF, NILSON & ASSOCIATES
                          CERTIFIED PUBLIC ACCOUNTANTS
A Partnership of             1453 SOUTH MAJOR STREET      Nephi J. Bierwolf, CPA
Professional Corporations   SALT LAKE CITY, UTAH 84115       Troy Nilson, CPA

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March 29, 2004

Securities and Exchange Commission
Washington, DC 20549

Re:  Tillman International, Inc.

Gentlemen:

We have read Item 4 "CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANTS" contained in Tillman International, Inc.'s 8-K and are in agreement with the statements contained therein, as they relate to our firm



Very truly yours,

/S/ Bierwolf, Nilson & Associates
Bierwolf, Nilson & Associates
Salt Lake City, Utah



          MEMBERS OF AMERICAN INSTITUTE OF CPAS, SEC PRACTICE SECTION
                          AND UTAH ASSOCIATION OF CPAS